Exhibit 99.01

DexCom Inc. Reports First Quarter 2011 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-May 3, 2011) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended March 31, 2011.

Product revenue grew to $13.1 million for the first quarter of 2011, an increase of approximately 94% from the $6.8 million in product revenue reported for the first quarter of 2010. Total first quarter 2011 revenue, which included development grant and other revenue, grew to $14.2 million, an increase of 48% from the same quarter in 2010. Product gross margin totaled $4.8 million for the three months ended March 31, 2011, compared to a product gross margin of $1.6 million for the three months ended March 31, 2010. The Company reported a net loss of $11.9 million, or $0.19 per share for the three months ended March 31, 2011, compared to a net loss of $20.3 million, or $0.40 per share for the three months ended March 31, 2010. The net loss included $3.5 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization.

Product cost of sales increased $3.2 million to $8.4 million for the first quarter of 2011 compared to $5.1 million for the same quarter in 2010, primarily due to increased volume of product sales. Total cost of sales totaled $9.1 million for the first quarter of 2011 compared to $6.1 million for first quarter of 2010, primarily due to increased product sales. Research and development expense increased by approximately $1.5 million to $6.3 million for the first quarter of 2011 compared to $4.7 million for the first quarter of 2010. Changes in research and development expense included additional salaries and payroll related costs, share-based compensation, and consulting costs. Selling, general and administrative expense increased by approximately $0.9 million to $10.7 million for the first quarter of 2011 compared to $9.8 million for the first quarter of 2010, with the change primarily due to additional selling, customer operations, and information technology costs. As of March 31, 2011, the Company had $38.8 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the participant code “28602163” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended March 31, 2011, as filed with the Securities and Exchange Commission on May 3, 2011.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Operating Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$3,805	$4,889
Short-term marketable securities, available-for-sale	33,526	42,224
Accounts receivable, net	7,158	6,671
Inventory	6,425	8,112
Restricted cash	1,214	1,439
Prepaid and other current assets	2,304	2,690

Total current assets	54,432	66,025
Property and equipment, net	11,748	10,763
Restricted cash	275	275
Other assets	100	101

Total assets	$66,555	$77,164

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,234	$5,350
Accrued payroll and related expenses	4,703	5,730
Current portion of long-term debt	300	525
Current portion of deferred revenue	2,358	3,524

Total current liabilities	11,595	15,129
Other liabilities	1,027	1,042
Long-term portion of deferred revenue	571	—

Total liabilities	13,193	16,171
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 62,656 and 62,373 issued and outstanding, respectively, at March 31, 2011; and 62,360 and 62,078 shares issued and outstanding, respectively, at December 31, 2010	63	62
Additional paid-in capital	411,610	407,375
Accumulated other comprehensive loss	(83)	(66)
Accumulated deficit	(358,228)	(346,378)

Total stockholders’ equity	53,362	60,993

Total liabilities and stockholders’ equity	$66,555	$77,164

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Product revenue	$13,139	$6,764
Development grant and other revenue	1,035	2,781

Total revenue	14,174	9,545
Product cost of sales	8,352	5,140
Development and other cost of sales	706	946

Total cost of sales	9,058	6,086

Gross margin	5,116	3,459
Operating expenses
Research and development	6,268	4,739
Selling, general and administrative	10,718	9,794

Total operating expenses	16,986	14,533

Operating loss	(11,870)	(11,074)
Interest income	26	30
Interest expense	(6)	(1,299)
Loss on debt extinguishment upon conversion of convertible debt	—	(7,930)

Net loss	$(11,850)	$(20,273)

Basic and diluted net loss per share	$(0.19)	$(0.40)

Shares used to compute basic and diluted net loss per share	62,179	51,291